Exhibit 99.1

For Immediate Release:

Contacts: Peerless Systems Corporation: William R. Neil Chief Financial Officer and Acting Chief Executive Officer (310) 536-0908 ex 3146

Peerless Systems Announces Results for the Third Quarter of Fiscal 2010

EL SEGUNDO, Calif., December 10, 2009 — Peerless Systems Corporation (Nasdaq: PRLS), a provider of imaging and networking technologies to the digital document market, today reported financial results for the third quarter of fiscal 2010, which ended on October 31, 2009.

Third quarter revenues were $1.0 million and $1.6 million for fiscal year 2010 and 2009, respectively.  Product licensing revenue was $0.7 million and $1.3 million in the third quarter of fiscal 2010 and 2009, respectively.  Engineering services and maintenance revenue was $0.3 million in the third quarter of fiscal 2010 and 2009.  The decline in total revenue was mainly attributable to a decrease in block licensing revenue resulting from a decline in the demand for the technologies we license.

Third quarter gross margin was 68% and 57% in the third quarter of fiscal 2010 and 2009, respectively.  The increase is primarily attributable to the lower licensing fees payable by Peerless to third parties based on the mix of products being sold.

Peerless reported net income of $3.5 million, or $0.21 per basic and diluted share, in the third quarter of fiscal 2010, versus a net loss of $(1.2) million, or $(0.06) per basic share, in the third quarter of fiscal 2009.  The increase was the result of a dividend received from Highbury Financial, Inc (“Highbury”) during the quarter which is described below.

Peerless ended the third quarter of fiscal 2010 with cash and cash equivalents of $36.9 million, compared with $42.1 million at the end of the second quarter of fiscal 2010.  The decline in cash and cash equivalents was primarily due to the investment of $9.3 million in marketable securities in the third quarter, comprised of Highbury common stock and warrants, and the subsequent exercise of such warrants.  Peerless received from Highbury a $4.8 million dividend on its shares of Highbury common stock, which offset this decline in cash and cash equivalents.

About Peerless Systems Corporation

Founded in 1982, Peerless historically licensed imaging and networking technologies to the digital document markets, which include manufacturers of color, monochrome and multifunction office products and digital appliances.  Effective April 30, 2008, Peerless sold its imaging and networking technologies and certain other assets to KMC.  Peerless retained the rights to continue licensing these technologies to customers in the digital document markets.  As a result of the sale, Peerless intends to use its cash on hand to actively pursue acquisitions and mergers with the goal of enhancing stockholder value.

Safe Harbor Statement Under The U.S. Private Securities Litigation Reform Act Of 1995

Some statements included in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially there from.  These statements may contain words such as "desires," "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions.  These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements.  Such statements include, but are not limited to, the Company’s ability to find one or more suitable investment opportunities and to successfully complete any such investment, the Company’s investment in Highbury, the Company’s current licensing business and the effects of the Company’s cost-reducing strategies.  Additional information regarding factors that could cause results to differ materially from management's expectations is found in the section entitled "Risk Factors" in the Company's 2009 Annual Report on Form 10-K and the sections entitled “Risk Factors” in Part 2, Item 1A of the Company’s subsequent Quarterly Reports on Form 10-Q, each filed with the Securities and Exchange Commission.  The Company intends that the forward-looking statements included herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements.  The Company disclaims any obligation to update forward-looking statements.

Results (in thousands) are as follows:

	Three Months Ended		Nine Months Ended
	October 31,		October 31,
	2009	2008	2009	2008
Revenues	$955	$1,632	$3,972	$8,207
Cost of revenues	302	696	(1,238)	6,444
Gross margin	653	936	5,210	1,763
Operating expenses	994	2,053	(961)	(21,660)
Other income, net	4,813	352	5,029	848
Income (loss) before income taxes	4,472	(765)	11,200	24,271
Provision (benefit) for income taxes	929	398	4,145	10,593
Net income (loss)	$3,543	$(1,163)	$7,055	$13,678
Basic earnings (loss) per share	$0.21	$(0.06)	$0.42	$0.76
Diluted earnings (loss) per share	$0.21	$(0.06)	$0.42	$0.74

Weighted average common shares - outstanding — basic	16,505	18,115	16,688	17,925
Weighted average common shares - outstanding — diluted	16,699	18,115	16,835	18,367